UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: November 22, 2016 (Date of earliest event reported: November 21, 2016)

TCP INTERNATIONAL HOLDINGS LTD.
(Exact name of registrant as specified in its charter)

Switzerland	1-36521	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
Alte Steinhauserstrasse 1
6330 Cham, Switzerland
(Address of principal executive offices)
(330) 995-6111
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 21, 2016, TCP International Holdings Ltd. (the “Company”) received a letter from NYSE Regulation (the “NYSE”) confirming that the NYSE had suspended trading in the Company’s common stock, which suspension was effective immediately upon the close on November 21, 2016, and announcing its intention to commence proceedings to delist the Company’s common stock from the NYSE.  The NYSE stated that the Company is no longer suitable for listing as a result of its inability to complete its late filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2015, along with its Quarterly Reports on Form 10-Q for the periods ended September 30, 2015, March 31, 2016, June 30, 2016 and September 30, 2016.  The Company informed the NYSE that it would not be able to complete the late filings with the SEC by November 25, 2016, the maximum allowable trading period under Section 802.01E of the NYSE's Listed Company Manual. The Company intends to appeal the NYSE’s delisting determination and have such determination reviewed by a Committee of the Board of Directors of NYSE Regulation.

The Company expects its common stock to begin trading on the OTC Link marketplace operated by the OTC Markets Group Inc. at the open on Tuesday, November 22, 2016 under the trading symbol “TCPI”.

The Company continues to operate its business as usual. Additionally, the NYSE decision does not affect the Company’s SEC reporting requirements and does not conflict with or cause an event of default under any of the Company's material debt or other agreements.

Item 7.01 Regulation FD Disclosure.
On November 21, 2016, the Company issued a press release regarding the suspension of trading of its common stock on the NYSE, a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT INDEX	DESCRIPTION
99.1	Press release, dated November 21, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TCP INTERNATIONAL HOLDINGS LTD.
By:	/s/ Zachary Guzy
Zachary Guzy Interim Chief Financial Officer

Date: November 22, 2016